EXHIBIT 10.1

February 28, 1996


Mr. Denis McGlynn, President
Dover Downs, Inc.
Box 843, Route 13
Dover, DE  19901

         Re: $8.0MM committed, decreasing line of credit ("Facility A") $2.0MM committed line of credit ("Facility B")
                  $100,000 standby letter of credit ("Facility C")

Dear Denis:

         We are pleased to inform you that PNC Bank, Delaware (the "Bank"), has approved your request for two lines of credit to Dover Downs, Inc. (the "Borrower") and for a standby letter of credit in favor of the State of Delaware Lottery Office. This letter agreement supersedes our previous letter agreement dated February 14, 1995 and the amendment to it dated December 5, 1995.

         This letter, with respect to Facility A, represents an increase to the facility from $6.0MM to $8.0MM. As to Facility B, this letter will serve as confirmation of renewal of the facility and extension of the expiration date thereof, as indicated below. All the details regarding these facilities (collectively, the "Credit Facilities") are outlined in the following sections of this letter. If these terms are satisfactory, please follow the instructions for proceeding with your loan provided at the end of this letter.

1. Facility A: Type of Facility and Use of Proceeds. Facility A is a committed, decreasing, revolving line of credit for an initial maximum amount of $8,000,000.00. The Borrower may request and the Bank will, subject to the terms and conditions of this letter, make advances under Facility A from time to time until the applicable Expiration Date, in an amount in the aggregate at any time outstanding not to exceed the Available Amount (as defined below). The "Expiration Date" for Facility A means June 30, 2000 or such later date as may be designated by the Bank by written notice to the Borrower. Advances may be used for improvements to the Borrower's facilities at Dover, Delaware.

         The maximum amount of funding available (the "Available Amount") under Facility A will reduce periodically according to the following schedule:

         Availability                                         Period
         ------------                                         ------
         $8,000,000.00                                        3/1/96 to 6/30/96
         $7,000,000.00                                        7/1/96 to 6/30/97
         $5,500,000.00                                        7/1/97 to 6/30/98
         $4,000,000.00                                        7/1/98 to 6/30/99
         $2,000,000.00                                        7/1/99 to 6/30/00
              -0-                                             7/1/00

1.1 Facility B: Type of Facility and Use of Proceeds. Facility B is a committed, revolving line of credit under which the Borrower may request and the Bank will, subject to the terms and conditions of this letter, make advances from time to time until the applicable Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $2,000,000.00. The "Expiration Date" for Facility B means January 31, 1997 or such later date as may be designated by the Bank by written notice to the Borrower. Advances will be used for general working capital purposes.

1.2 Facility B: Clearing Requirement. The Borrower acknowledges and agrees that prior to the applicable Expiration Date (and annually thereafter if the Expiration Date is extended), Facility B must be repaid in full so that there is no outstanding principal balance for a period of at least 30 consecutive days.

1.3 Facility B: Annual Review. The Bank will complete its annual review of Facility B within 45 days of receipt of required financial information from the Borrower. If, within such 45-day period, the Bank has not provided the Borrower with written notice of intention to extend the Expiration Date, Facility B will terminate as of the Expiration Date and any outstanding balance will be due and payable on the Expiration Date.

1.4 Facility C: Type of Facility and Use of Proceeds. Facility C is our Irrevocable Standby Letter of Credit No. D1011 for the account of Dover Downs, Inc. issued in favor of the State of Delaware, Department of Finance, State Lottery Office (the "Beneficiary") available by drafts drawn on us at sight, for any sum or sums not to exceed, in the aggregate, $100,000.00 and governed by the terms and conditions of an application and reimbursement agreement dated December 5, 1995. The "Expiration Date" for Facility C means January 31, 1997 or such later date as may be designated by the Bank by written notice to the Borrower. An annual commission of 1.50% of the aggregate amount is payable in quarterly installments.

2. Interest Rate. Interest on the unpaid balance of advances under the Credit Facilities will be payable as follows:

         (a) Facility A. (i) On any outstanding balance equal to or less than $1,000,000.00, interest will be charged at a rate per annum which is at all times equal to the sum of the rate of interest publicly announced by the Bank from time to time as its prime rate (the "Prime Rate") minus one percent (1.0%);
(ii) On any outstanding balance in excess of $1,000,000.00, interest will be charged at a rate per annum which is at all times equal to the sum of the Prime Rate minus one half of one percent (0.50%).

         (b) Facility B. At a rate per annum which is at all times equal to the sum of the Prime Rate minus one half of one percent (0.50%).

3. Repayment; Revolving Facilities. Subject to the terms and conditions of this letter, the Borrower may borrow, repay and reborrow under Facility A and Facility B until the applicable Expiration Date for such facility, on which date the outstanding principal balance of such facility and any accrued but unpaid interest thereon shall be due and payable in full. Interest will be due and payable on a monthly basis, and will be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

4. Note. The obligation of the Borrower to repay loans under the Credit Facilities shall be evidenced by promissory notes (the "Notes") in form and content satisfactory to the Bank.

5. Depository. The Borrower and its affiliated companies as listed on Exhibit "A" (the "Affiliated Companies") will establish and maintain at the Bank their primary depository accounts.

6. Guarantors. The Credit Facilities will be jointly and severally guaranteed by the Borrower's Affiliated Companies under a guaranty and suretyship agreement in form and content satisfactory to the Bank.

7. Covenants. Unless compliance is waived in writing by the Bank, or until payment in full and termination of both Credit Facilities:

         (a) The Borrower will promptly submit to the Bank such financial information, including but not limited to annual financial statements and tax returns for the Borrower and any guarantor, as the Bank may reasonably request.

         (b) The Borrower will not make or permit any change in its equity ownership which results in John Rollins, Rollins family members or existing principal officers (as listed in Exhibit B) having an equity ownership, in the aggregate, of less than 55%.

         (c) The Borrower will comply with the financial and other covenants referenced in Exhibit "A" hereto.

8.  Additional Provisions.

         (a) Before the first advance under the Credit Facilities, the Borrower agrees to sign and deliver to the Bank the Note, and other required documents (including a certificate in the form attached as Exhibit B hereto) and such other instruments and documents as the Bank may reasonably request, such as, certificates of good standing for the Borrower and its Affiliated Companies, certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance under the Credit Facilities if any Event of Default (as defined in the Notes) or event which with the passage of time, provision of notice or both would constitute an Event of Default under the Notes shall have occurred and be continuing.

         (b) Prior to execution of the final documents, the Bank may terminate this letter if a material adverse change occurs with respect to the Borrower, or if the Borrower fails to comply with any of the terms and conditions of this letter, or if the Bank reasonably determines that any of the conditions cannot be met.

         (c) The Borrower will promptly inform the Bank in writing from time to time of any material change in (i) the nature of its business as carried on as of the date of this letter or (ii) its senior management.

         (d) If, at any point during any fiscal year, the Borrower shall have sold, leased, transferred or otherwise disposed of property or assets having an aggregate value (on the Borrower's books) in excess of $1,000,000.00, the Borrower shall promptly notify the Bank in writing of such fact.

         (e) The Borrower and the Bank each acknowledge a duty of good faith and fair dealing in connection with the terms, covenants and conditions of the Credit Facilities as set forth in this letter.

         (f) The Borrower and the Bank irrevocably waive any and all rights they may have to a trial by jury in any action, proceeding or claim of any nature relating to this agreement, any documents executed in connection with this agreement or any transaction contemplated in any of such documents. Each party acknowledges that the foregoing waiver is knowing and voluntary.

To accept these terms, please sign the enclosed copy of this letter as set forth below and return it to the Bank within 10 days from the date of this letter. If accepted, the final documents must be executed within 45 days from the date of this letter, or this letter may be terminated at the Bank's option without liability or further obligation of the Bank.

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, DELAWARE


By: /s/ Paul L. Frick
   -------------------------------
         Paul L. Frick
         Assistant Vice President
         (302) 735-3140

cc:      Calvert A. Morgan, Jr., Chairman, President, & CEO
         George W. Forbes, III, Executive Vice President
         Jeffrey C. Allen, Vice President

                                   ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted this 28th day of February, 1996.

                                          BORROWER:

                                                  DOVER DOWNS, INC.

                                          By: /s/ Denis McGlynn
                                              ---------------------------------
                                                Print Name:  Denis McGlynn
                                                Title:  President

                                    EXHIBIT A

                         FINANCIAL REPORTING COVENANTS:


The Borrower will deliver to the Bank:

         Financial Statements for its fiscal year, within 120 days after fiscal year end, audited and certified without disclaimer or adverse opinion by a certified public accountant who is (i) a member in good standing of the Private Company's Practice Sessions (PCPS) of the AICPA, or (ii) otherwise acceptable to the Bank.

         With each delivery of Financial Statements, the Borrower's chief financial officer shall also deliver a certificate as to the Borrower's compliance with the financial covenants for the period then ended and whether any known Event of Default (as defined in the Note) exists to the best of Borrower's knowledge, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.

         "Financial Statements" means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).


                              FINANCIAL COVENANTS:

         Effective as of the date of acceptance of this letter agreement, through 7/1/2000, the Borrower will have and maintain as of the end of each fiscal year a ratio of total liabilities to Tangible Net Worth of not greater than 2.00 to 1.00.

         Effective as of the date of acceptance of this letter agreement, through 7/1/2000, the Borrower will have and maintain at all times a minimum Tangible Net Worth of $10,000,000.00.

         "Tangible Net Worth" means stockholders' equity in the Borrower less loans or advances to officers, shareholders or other related parties and all items properly classified as intangibles, in accordance with GAAP.

                               NEGATIVE COVENANTS:

         The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:

                  (i) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

                  (ii) making pledges or deposits to secure obligations under workers' compensation laws or similar legislation;

                  (iii) granting liens or security interests in favor of the Bank;

                  (iv) maintaining its existing acquisition-related mortgages on its real estate, as disclosed on the Borrower's latest Financial Statements provided to the Bank prior to the date of this letter.

                  (v) granting any security interest, mortgage, encumbrance or other lien (collectively, a "Lien") in or upon any item of real or personal property, or interest therein, hereafter acquired, which Lien is created or assumed contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien in or upon any such property hereafter acquired, existing at the time of such acquisition, or the acquisition of any such property subject to any Lien without the assumption thereof; provided, however, that:

                      a) the indebtedness secured by any such Lien so created, assumed or existing shall not exceed 100% of the lower of the actual cost or fair market value of the property covered thereby;

                      b) each such Lien shall attach only to the property so acquired; and

                      c) the acquisition to which any such Lien relates shall not result in a default under any provision of any other agreements with the Bank.

         The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except (i) indebtedness incurred to finance the actual cost of acquiring real property used, or to be used, to expand the Borrower's existing operations, (ii) indebtedness to the Bank,
         (iii) open account trade debt incurred in the ordinary course of business and not past due, (iv) other indebtedness disclosed on the Borrower's latest Financial Statements which have been provided to the Bank prior to the date of this letter, or (v) additional indebtedness that is made expressly subordinate to the Bank indebtedness.

         The Borrower will not liquidate, merge or consolidate with any person, firm, corporation or other entity.

         The Borrower will not in any fiscal year through July 31, 1996 make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity, unless the contract price or actual value given for such property or assets is $2,000,000.00 or less.

         The Borrower will not in any fiscal year declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity in an amount, or to a value, in excess of the Borrower's net income (determined in accordance with GAAP) for the preceding fiscal year.

         The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business.


                          NAMES OF AFFILIATED COMPANIES

       Dover Downs Investors, Inc. and Dover Downs International Speedway, Inc.

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                                    EXHIBIT B
               (To be executed and delivered at or before closing)

Dover Downs, Inc. as Borrower pursuant to letter agreement dated February 28, 1996 hereby represents, warrants and certifies to the Bank, to the best of Borrower's knowledge, as follows:

Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, none of which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower for any action, suit, proceedings or investigation which could result in such a material adverse change. All pending or threatened litigation against the Borrower is listed on the Addendum attached hereto and incorporated by reference (the "Addendum").

Tax Returns. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including unemployment, social security and similar taxes and all of such taxes, have been either paid or adequate reserve or other provision has been made.

Environmental Matters. The Borrower is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all applicable Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, or holds or has held any interest in real property. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower's knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower's knowledge has occurred, on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, or investigation brought by a governmental authority, and "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

Books and Records. The Borrower maintains and will continue to maintain books and records in accordance with GAAP. Borrower will give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements or returns which the Borrower may make to or file with any governmental department, bureau or agency, federal or state.

Principal Officers. As of the above-referenced date, the individuals named in the Addendum, having the titles indicated, are the principal managing officers of the Borrower:





ATTEST/WITNESS:                                    DOVER DOWNS, INC.

                                               By: /s/ Denis McGlynn
- ------------------------------                     -------------------------
                                               Print Name:  Denis McGlynn
                                               Title:  President

                              ADDENDUM TO EXHIBIT B

Litigation: Describe pending or threatened litigation, proceedings, etc. below:

                                      NONE
















  Principal Officers:

  Name:                                                        Title:

1.  Denis McGlynn                                              President

2.  Eugene W. Weaver                                           Vice President

3.  Robert M. Comollo                                          Treasurer

4.

5.




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